Exhibit 10.4

FOUNDERS REPURCHASE AND RIGHTS AGREEMENT

THIS FOUNDERS REPURCHASE AND RIGHTS AGREEMENT (the “Agreement”) is made as of December 23, 2002, by and among RACKABLE CORPORATION, a Delaware corporation (the “Company”), RACKABLE SYSTEMS, INC., a Delaware corporation (“Rackable”), RACKABLE INVESTMENT LLC, a Delaware limited liability Company (the “Purchaser”) and each of the Persons listed on EXHIBIT A attached hereto (each, a “Founder” and collectively the “Founders”). All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Asset Acquisition Agreement (as defined below).

WHEREAS, the Company and Rackable are parties to that certain Asset Acquisition Agreement (the “Asset Acquisition Agreement”), dated as of December 23, 2002:

WHEREAS, pursuant to the Asset Acquisition Agreement, the Company acquired substantially all of the assets of Rackable for $12,000,000, 7,175,004 shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), a warrant to purchase shares of Common Stock (the “Rackable Warrant” and, together with the $12,000,000, the Common Stock and the assumption of certain of Rackable’s liabilities, the “Acquisition Consideration”);

WHEREAS, a significant portion of the Acquisition Consideration is for the benefit of the Founders;

WHEREAS, in connection with the consummation of the transactions contemplated by the Asset Acquisition Agreement, the parties desire to enter into an agreement pursuant to which, among other things, the Company and the Purchaser will be granted a limited right to purchase shares of Common Stock from Rackable or the Founders, as the case may be;

WHEREAS, the execution of this Agreement by the Founders and Rackable is a condition to the Company’s obligations to close the transactions contemplated by the Asset Acquisition Agreement; and

WHEREAS, the Founders and Rackable each believe that it is in their respective best interests to enter into this Agreement and consummate the transactions contemplated hereby and by the Asset Acquisition Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Representations and Warranties. In connection with the acquisition (directly or indirectly) of the Common Stock pursuant to the Asset Acquisition Agreement, and the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party (collectively, the “Documents”), Rackable and each Founder severally (and not jointly) represents and warrants (solely in respect of itself) to the Company and the Purchaser that:

(a) After giving effect to the consummation the transactions contemplated by this Agreement and consummation of the transactions contemplated by the Asset Acquisition Agreement, Rackable shall not and each Founder shall not (directly or indirectly) (a) have any right, title or interest in any debt or equity securities of the Company or securities convertible into or exchangeable for, directly or indirectly, equity securities of the Company, other than the shares of Common Stock listed across from Rackable’s or such Founder’s name on EXHIBIT A attached hereto; and/or (b) be a party to or bound by any agreement, document, instrument or arrangement with the Company or any Affiliate thereof, other than this Agreement and, in the case of each Founder, the Employment Agreement and Rackable Warrant.

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(b) This Agreement and the other Documents to which such Founder is a party constitute the legal, valid and binding obligation of the Founders and Rackable, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Founder and Rackable and the other Documents to which such Founder is a party do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Founder or Rackable is a party or any judgment, order or decree to which the Founder or Rackable is subject.

(c) The Rackable Warrant and the Common Stock to be acquired by Rackable and the Founders in connection with the consummation of the transactions contemplated by the Asset Acquisition Agreement will be acquired for Rackable’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable securities laws, and the Rackable Warrant (and the underlying Common Stock) and the Common Stock will not be disposed of in contravention of any such laws. Rackable and such Founder is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Rackable and such Founder is able to bear the economic risk of its investment in the Rackable Warrant and the Common Stock for an indefinite period of time because the Rackable Warrant (and the underlying Common Stock) and the Common Stock has not been registered under any applicable securities laws and, therefore, cannot be sold unless subsequently registered under all applicable securities laws or an exemption therefrom is available. Rackable and such Founder have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Rackable Warrant and the Common Stock and has had full access to such other information concerning the Company as he or it has requested. Rackable and such Founder’s knowledge and experience in financial and business matters are such that Rackable and the Founder is capable of evaluating the risks of making investments in the Company.

(d) Rackable and such Founder specifically acknowledge and warrant that it has conducted its own independent evaluation, received independent legal advice and made its own analysis as it has deemed necessary, prudent or advisable in order to make its determination and decision to enter into this Agreement and the other Documents, to make the covenants, representations, warranties and promises provided for herein and therein and to consummate the transactions contemplated by this Agreement and the Asset Acquisition Agreement. Rackable’s and such Founder’s determination to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and the Asset Acquisition Agreement, has been, and in each case will be, made by Rackable and such Founder, as the case may be, relying entirely upon its own independent evaluation, judgment and analysis and that of

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its legal counsel and other advisors, regarding the proper, complete and agreed upon consideration for and language for this Agreement and the other Documents and the Asset Acquisition Agreement, without reliance upon any oral or written representations and warranties of any kind or nature by any other Person (including, without limitation, the Company, the Purchaser and its and their respective officers, directors, members, agents partners, employees, equityholders, legal or other advisors and its and their Affiliates) and independent of any statements or opinions as to the advisability of such exchange or investments or as to the properties, business, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries, which may have been made or given by any such other Person, and such is not being given or relying upon any legal, accounting or tax advice by the Company, the Purchaser or its and their officers, directors, members, agents partners, employees, equityholders legal or other advisors or its and their Affiliates.

(e) Rackable and such Founder have freely and independently bargained for this Agreement and such other Documents at arms-length and Rackable and such Founder are receiving reasonably equivalent value and fair consideration.

(f) Rackable and such Founder are not relying upon confidential relationships between himself and any other Person. No statements, representations, promises, warranties, threats or inducements of any kind have been made outside this Agreement and the other Documents that have influenced or induced Rackable or such Founder to execute this Agreement and such other Documents to which it is a party.

(g) Such Founder has conducted such reasonable diligence and inquiries of such Persons at the Company as the Founder deems reasonably necessary, and has reviewed, collectively with each of the other Founders and together with counsel to Rackable, the Asset Acquisition Agreement (including, each of Founders’ representations and warranties set forth in Section 2 thereof and the disclosure schedules thereto) and have confirmed the accuracy of the representations and warranties in such Section 2 as of the date hereof in all respects.

2. Repurchase Rights.

(a) Termination On or Prior to December 31, 2003. If a Founder’s employment with the Company is terminated by the Company for Cause or by a Founder other than for Good Reason (the “Termination Date”) on or prior to December 31, 2003, then in connection with each such event (if any), the Company and the Purchaser shall have the right to purchase all or any portion of up to 32.2029% (which percentage the Founders hereby represent and warrant represents one-third (1/3) of the Founders’ aggregate holding of Rackable date hereof) the Founder Shares at a price per share equal to the lesser of (x) the Fair Market Value thereof and (y) the Nominal Cost thereof (the “Repurchase Option”).

(b) Termination by the Company Following December 31, 2003. If a Founder’s employment with the Company terminates for any reason or no reason at all at any time following December 31, 2003 (except as otherwise set forth in Section 2(c) below), then the Company and the Purchaser shall not have the right to purchase the Founder Shares.

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(c) Other Repurchase Event. If (i) at any time the Company terminates a Founder’s employment with the Company in connection with a Founder taking any action described in Section 10 (other than Section 10(e) or 10(g)) hereof or failing to give any notice required in Section 10, or (ii) at any time prior the five (5) year anniversary of the date hereof, a Founder, directly or indirectly (including, without limitation, indirectly through Rackable) takes any action described in Section 10 (other than Section 10(e) or 10(g)) hereof or fails to give any notice required in Section 10 (provided that, solely for the purposes of this Section 2(c), the Founder shall be given twenty (20) days to cure following notice thereof) (an “Other Repurchase Event”), then in connection with each such termination or Other Repurchase Event (if any), the Company and the Purchaser shall have the right to purchase all or any portion of up to 32.2029% (which percentage the Founders hereby represent and warrant represents one-third (1/3) of the Founders’ aggregate holding of Rackable date hereof) the Founder Shares at a price per share equal to the lesser of (x) Fair Market Value thereof and (y) the Nominal Cost thereof.

(d) Repurchase Procedures. The Company may elect or decline to exercise the Repurchase Option by delivering written notice (the “Repurchase Notice”) to the holder or holders of the applicable Founder Shares within ninety (90) days after the Termination Date or following an Other Repurchase Event. The Repurchase Notice will set forth the number of Founder Shares to be acquired from such holder(s), an estimate of the aggregate consideration to be paid for such holder’s Founder Shares and the time and place for the closing of the transaction.

(e) Purchaser Repurchase. If for any reason the Company does not elect to purchase all of the Founder Shares subject to repurchase pursuant to this Section 2 pursuant to the Repurchase Option, the Purchaser shall be entitled to exercise the Repurchase Option for all or any portion of such Founder Shares the Company is entitled to repurchase but has not elected to purchase (the “Available Shares”). As soon as practicable after the Company has determined that there will be Available Shares, the Company shall give written notice (the “Option Notice”) to the Purchaser setting forth the number of Available Shares and the purchase price for the Available Shares. The Purchaser may elect to purchase any or all of the Available Shares by giving written notice to the Company within one month after the Option Notice has been given by the Company. As soon as practicable thereafter, the Company shall notify each holder of Founder Shares as to the number of shares being purchased from such holder by the Purchaser (the “Supplemental Repurchase Notice”). At the time the Company delivers the Supplemental Repurchase Notice to the holder(s) of Founder Shares, the Company shall also deliver written notice to the Purchaser setting forth the number of shares the Purchaser is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

(f) Closing of Repurchase. The closing of a repurchase transaction will take place on the date(s) designated by the Company in the Repurchase Notice and Supplemental Repurchase Notice, as the case may be. The Company will pay for any Founder Shares to be purchased pursuant to a Repurchase Option by first offsetting any amounts outstanding under any bona fide debts owed by Rackable or such Founder (or one or more of Rackable’s or such Founder’s transferees, other than the Company or the Purchaser) to the Company or any of its affiliates and will pay the remainder of the purchase price by, at its option, (A) a certified or cashier’s check or wire transfer of funds, (B) a subordinate note or notes bearing interest (payable on the maturity date) at a rate per annum equal to the prime rate as published in The

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Wall Street Journal from time to time, in the aggregate amount of the remaining purchase price for such Founder Shares or (C) both (A) and (B), in the aggregate amount of the purchase price for such Founder Shares. The Purchaser will pay for Founder Shares to be purchased by it pursuant to the Repurchase Option by first offsetting amounts outstanding under any bona fide debts owed by Rackable or such Founder (or one or more of Rackable’s or such Founder’s transferees, other than the Company or the Purchaser) to the Purchaser or any of its affiliates and will pay the remainder of the purchase price by, at its option, (A) a certified or cashier’s check or wire transfer of funds, (B) a subordinate note or notes bearing interest (payable on the maturity date) at a rate per annum equal to the prime rate as published in The Wall Street Journal from time to time, in the aggregate amount of the remaining purchase price for such Founder Shares or (C) both (A) and (B), in the aggregate amount of the purchase price for such Founder Shares. The Company and the Purchaser will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require that all sellers’ signatures be guaranteed. Rackable and the Founders acknowledge that all repurchases of Founder Shares will be subject to applicable restrictions and covenants contained in applicable law and in the Company’s and its affiliates financing agreements. Notwithstanding anything to the contrary contained herein, if (A) any such restrictions or covenants contained in such financing agreements or applicable law prohibit the repurchase by cash of Founder Shares hereunder which the Company is otherwise entitled to make, or such repurchase for cash would result in a default or acceleration under such financing agreements, or (B) the Company does not have adequate cash availability (as determined in its sole discretion) (collectively, the “Repurchasing Circumstances”), then the Company will not be required to make such repurchase (and may defer making such repurchase even though it has exercised the Repurchase Option) until the Repurchasing Circumstances cease to exist. The Company and the Purchaser will receive customary representations and warranties from each seller solely with respect to such seller’s ownership and title to the Founder Shares and capacity to transfer the Founder Shares.

(g) Termination. Notwithstanding anything contained herein to the contrary, the Repurchase Option granted to the Company and the Purchaser shall terminate (to the extent not previously exercised) after the first to occur of (i) a Sale of the Company or (ii) a Public Offering.

3. Release. Rackable and each Founder, on each of its behalf and on behalf of each of its Affiliates and each of its and their respective representatives, agents, successors, assigns, officers, directors, shareholders, members, partners, employees, attorneys, principals and each of them (collectively, the “Releasing Parties”), does hereby consent to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Asset Acquisition Agreement and does hereby release absolutely and forever compromise, settle and discharge the Company and the Purchaser, and each of its respective Affiliates, Subsidiaries, representatives, agents, successors, assigns, officers, directors, shareholders, members, managers, principals, partners, employees, attorneys and principals, past and present and their respective heirs, successors and assigns (collectively, the “Released Parties”), from any and all rights, claims (including, without limitation, claims for diminution in value, compensatory damages, liquidated damages, punitive or exemplary damages or any special, indirect or consequential damages or other damages), charges, controversies, cross-claims, counter-claims, demands, covenants, judgments, debts, accounts, reckoning, obligations, actions and causes of action, fees, costs, including, without limitation, claims for costs and

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attorneys’ fees and other liabilities of every kind and nature whatsoever in law or equity, whether in administrative proceedings or in arbitration and whether known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed against the Released Parties (collectively, “Actions”) which the Releasing Parties have, or ever had, owned or held, or hereafter can, shall or may have against any of the Released Parties arising out of, relating to, in connection with, caused by, or by virtue of, any events, facts or circumstances through the date hereof, whether pursuant to the terminated contracts (if any), or as a holder of debt or equity of the Company or, in connection with any prior transactions, in connection with the transactions contemplated hereby, by the other Documents or otherwise. Rackable and each Founder, on its behalf and on behalf of each Releasing Party, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims and acknowledges that he understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims. Rackable and each Founder understands and acknowledges (for itself and all the Releasing Parties) that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should any Releasing Parties discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, no Releasing Parties shall be entitled to any relief as a result thereof, and Rackable and each Founder surrenders (for itself and all the Releasing Parties) any rights it might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law or fact, or any other circumstances whatsoever. Rackable and each Founder hereby warrants and represents that there has been no assignment, conveyance, encumbrance, hypothecation, pledge or other transfer of any interest or any matter covered by this release. If, for any reason, any court of competent jurisdiction shall hold by final non-appealable order that any Action purported to be released hereby is not so released, then this release shall nonetheless be and remain effective with respect to each and every other Action released hereby. Rackable and each Founder, on its behalf and on behalf of each Releasing Party, acknowledges and agrees that this waiver is an essential and material term of this Agreement. Notwithstanding anything to the contrary in this Section 3, and to avoid any doubt, this Release shall not apply to (i) any obligations of the Company to indemnify and hold each Founder harmless pursuant to California law or under the Company’s Certificate of Incorporation, as amended, or Bylaws with respect to any claims, charges, controversies, actions, causes of actions, disputes, proceedings, lawsuits by any third party against such Founder in his capacity as an officer or director of the Company, and (ii) any other obligations, covenants or other agreements of the Released Parties under this Agreement or by the other Transaction Documents. Effective as of the Closing, each Founder hereby irrevocably covenants not to sue and otherwise refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any proceeding of any kind (whether based on contract, rights under the certificate of incorporation or otherwise) against any Released Parties, based on any matter released pursuant to this Section 3 hereof. Each Founder agrees that such Founder has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR

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SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Founder understands that Section 1542 gives such Founder the right not to release existing Actions of which such Founder is not aware, unless such Founder voluntarily chooses to waive this right. Having been so apprized, each Founder hereby agrees that such Founder voluntarily elects to and does waive the rights described in Section 1542 and elects to assume all risks for Actions that existed in such Founder’s favor, known or unknown, from the subject of this Agreement.

4. Restrictions on Transfer.

(a) Rackable shall not sell, transfer, assign, pledge, charge, encumber or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a “Transfer”) any Founder Shares, now or hereinafter owned by Rackable, without the prior written consent of the Company’s board of directors (the “Board”) in its sole discretion, not to be unreasonably withheld, provided, however, that any Transfers by Rackable to the Founders shall not be subject to the restrictions of this Section 4(a). In the event any Founder acquires any Founder Shares, such Founder shall not Transfer any Founder Shares, now or hereinafter owned by such Founders, without the prior written consent of the Board in its sole discretion, not to be unreasonably withheld, provided, however, that any Transfers by any Founder to his Permitted Transferees (and any subsequent Transfers by such Permitted Transferees to other Permitted Transferees) shall not be subject to the restrictions of this Section 4. Without in any way limiting the foregoing, Rackable and each Founder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of any Founder Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Founder Shares, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case, during the period before and after the effective time of any underwritten registration (except as part of such underwritten registration). Rackable and each Founder hereby agrees to execute any letters, agreements or other documents requested by the Company or its underwriter with respect to such prohibitions on Transfers.

(b) Each Founder shall not Transfer (directly or indirectly) any of its rights, title or interest in any of its shares of stock or other securities of Rackable (collectively, “Rackable Securities”), now or hereinafter owned by such Founders, without the prior written consent of the Board in its sole discretion, not to be unreasonably withheld, provided, however, that any Transfers by any Founder to his Permitted Transferees (and any subsequent Transfers by such Permitted Transferees to other Permitted Transferees) shall not be subject to the restrictions of this Section 4. Without in any way limiting the foregoing, each Founder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of any Rackable Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership

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of such Rackable Securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case, during the period before and after the effective time of any underwritten registration (except as part of such underwritten registration). In addition, Rackable hereby agrees not to issue any equity securities or other securities convertible into equity securities without the prior written consent of the Board in its sole discretion, not to be unreasonably withheld. Rackable and each Founder hereby agrees to execute any letters. agreements or other documents requested by the Company or its underwriter with respect to such prohibitions on Transfers.

5. Approved Sale.

(a) Rackable and each Founder (and any other holder of Founder Shares) hereby agrees that if at any time the Purchaser approves a Sale of the Company (an “Approved Sale”), Rackable and each Founder (and any other holder of Founder Shares) will vote for, consent to, and raise no objections against such Approved Sale, provided that Rackable and the Founders participating in such Approved Sale will, upon the consummation of such Approved Sale, be entitled to receive the same type of consideration as to be received by the preferred stockholders of the Company and provided further that, if there is more than one type of consideration, that each type of consideration be allocated proportionately among the preferred stockholders of the Company and the Founders based upon the total value of consideration to be received by the Preferred Stockholders and the Founders in the transaction. If the Approved Sale is structured (x) as a merger or consolidation, each such holder of Founder Shares will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation or (y) as a sale of equity, each such holder of Founder Shares will agree to sell up to all of such Founder Shares on the terms and conditions approved by the Company, and (z) as a sale of assets, each such holder of Founder Shares will vote in favor of any subsequent liquidation or other distribution of the proceeds therefrom as approved by the Board. The Company, Rackable and each Founder (and any other holder of Founder Shares) will take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Board, including the execution of all agreements, documents and instruments in connection therewith in the form presented by the Company.

(b) Upon the consummation of the Approved Sale, each holder of Founder Shares participating in such Approved Sale will receive the same portion of the aggregate consideration available to be distributed to the common stockholders of the Company (in their capacity as such) that such holders participating in such sale (in their capacity as stockholders of the Company) would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately before such Approved Sale (a “Liquidation”) (and, in the event of a sale of stock, assuming that the only securities of the Company outstanding were those shares of capital stock involved in such sale), and assuming that the holders of convertible securities had converted their shares if by converting such holders would have received more proceeds upon a Liquidation (for the purposes of clarity, any holders of options or warrants shall only be entitled to receive proceeds in respect thereof if such options or warrants are exercised in connection with such Approved Sale).

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(c) Each holder of Founder Shares will be obligated to join on a pro rata basis (applied such that after giving effect thereto, the aggregate consideration paid to each such holder would comply with the provisions of Section 5(b)) in any purchase price adjustments, indemnification or other obligations that the sellers of Founder Shares are required to provide in connection with the Approved Sale (other than any such obligations that relate solely to a particular holder of Founder Shares, such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Founder Shares, in respect of which only such holder will be liable) (and, without limiting the foregoing, in the Company’s sole discretion, the proceeds with respect to an Approved Sale may be withheld from any holder pending the execution of such documents or posting of security as the Board deems necessary to cover any purchase price adjustments, indemnification or other such obligations of the Company or such holder).

(d) If the Company enters into a negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), Rackable and the Founders (and any other holder of Founder Shares) will, at the request of the Board, appoint a stockholder representative (as such term is defined in Rule 501) reasonably acceptable to the Board. If any of holder of Founder Shares appoints a stockholder representative designated by the Board, the Company will pay the fees of such stockholder representative, but if any holder of Founder Shares declines to appoint the stockholder representative designated by the Board such holder will appoint another stockholder representative, and such holder will be responsible for the fees of the stockholder representative so appointed.

(e) Each holder of Founder Shares will bear their pro rata share (applied such that after giving effect thereto, the aggregate consideration paid to each such holder would comply with the provisions of Section 5(b)) of the costs of any sale of such Founder Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Founder Shares participating in such Approved Sale and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Founders or Rackable (or any other holder of Founder Shares) on their own behalf will not be considered costs of the transaction hereunder; it being understood that the fees and disbursements of one counsel chosen by the Purchaser will be deemed for the benefit of all holders of Founder Shares participating in such Approved Sale.

(f) If any holder of Founder Shares fails to deliver any certificates representing its Founder Shares as required by this Section 5, such holder (i) will not be entitled to the consideration that such holder would otherwise receive in the Approved Sale until such holder cures such failure by providing the Company with reasonably satisfactory evidence (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing his or its Founder Shares, and indemnify in respect thereto which is reasonably satisfactory to the Company (provided that, after curing such failure, such holder will be so entitled to such consideration without interest), (ii) will be deemed, for all purposes, no longer to be a stockholder of the Company and will have no voting rights, (iii) will not be entitled to any dividends or other distributions declared after the Approved Sale with respect to the Founder Shares held by such holder, (iv) will have no other rights or privileges granted to the Founders or Rackable (or any other holder of Founder Shares) under

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this or any future agreement, and (v) in the event of liquidation of the Company, such holder’s rights with respect to any consideration that such holder would have received if such holder had complied with this Section 5, if any, will be subordinate to the rights of any equity holder.

(g) In order to secure Rackable’s and each Founder’s obligation to vote its Founder Shares and other voting securities of the Company in accordance with the provisions of this Section 5, Rackable and each Founder hereby appoints the Purchaser as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of its Founder Shares and other voting securities of the Company for the matters expressly provided for in this Section 5. The Purchaser may exercise the irrevocable proxy granted to it hereunder at any time Rackable or any Founder fails to comply with the provisions of this Section 5. The proxies and powers granted by Rackable and each Founder pursuant to this Section 5(g) are coupled with an interest and are given to secure the performance of Rackable’s and such Founder’s obligations under this Section 5. Such proxies and powers shall be irrevocable and shall survive the death, incompetency, disability or bankruptcy of Rackable and such Founder and the subsequent holders of their Founder Shares.

6. Participation Rights.

(a) At least 30 days before a Transfer (other than pursuant to Section 4, a Public Sale, Sale of the Company or a Permitted Transfer) by the Purchaser of any shares of Common Stock, the Purchaser will deliver a written notice (the “Sale Notice”) to the Company and Rackable, specifying in reasonable detail the identity of the prospective transferee(s), the number of shares of Common Stock to be transferred by the Purchaser and the price and other terms and conditions of the proposed Transfer. The Purchaser will not consummate such proposed Transfer until at least 15 days after the delivery of a Sale Notice, unless the parties to the Transfer have been finally determined pursuant to this Section 5 prior to the expiration of the 30-day period. In the event that Rackable or any Founder holds any shares of Common Stock, Rackable and/or such Founder may elect to participate in the contemplated Transfer by delivering written notice to the Purchaser within 15 days after delivery of the Sale Notice. If Rackable or any such Founder has elected to participate in such Transfer (each a “Participating Holder”), then the Purchaser and each Participating Holder will be entitled to transfer in the contemplated Transfer, at the same price and on the same terms specified in the Sale Notice, a number of shares of Common Stock, equal to the number of shares of Common Stock to be transferred in the contemplated Transfer multiplied by a fraction, the numerator of which is (A) the number of shares of Common Stock held by such Participating Holder at such time, and the denominator of which is (B) the aggregate number of shares of Common Stock on a fully-diluted basis, so long as each Participating Holder takes all necessary or desirable actions requested by the Purchaser in connection with the consummation of such Transfer, including executing all agreements, documents, and instruments in connection therewith in the form presented by the Purchaser.

(b) Subject to the foregoing, the Purchaser shall use its reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Holders in any contemplated Transfer, and the Purchaser shall not Transfer any shares of Common Stock to the prospective transferee(s) unless (A) the prospective transferee(s) agrees to allow the participation of the Participating Holders at the same price and on the same terms as

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specified in the Sale Notice, or (B) the Purchaser agrees to purchase the number of shares of Common Stock that any Participating Holder would have been entitled to transfer pursuant to this Section 6 at the same price and on the same terms as specified in the Sale Notice. In furtherance of the foregoing, each Participating Holder will take all necessary or desirable actions requested by the Purchaser in connection with the consummation of such Transfer, including executing all agreements, documents, and instruments in connection therewith in the form presented by the Purchaser. If, in response to the Sale Notice, there are no Participating Holders, then the Purchaser will be entitled to Transfer to the prospective transferee(s) specified in the Sale Notice the number of shares of Common Stock specified in the Sale Notice on the terms and conditions specified therein.

(c) Each Participating Holder Transferring securities pursuant to this Section 6 will pay its pro rata share (based on the number of shares of Common Stock to be transferred by such Participating Holder) of the expenses incurred by the Participating Holders in connection with such Transfer and will be obligated to participate severally on a pro rata basis (based on the number of shares of Common Stock to be sold) in any indemnification or other obligations that the Purchaser agrees to provide in connection with such Transfer (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of shares of Common Stock, in respect of which only such stockholder will be liable).

(d) Notwithstanding anything to the contrary in any other provision of this Agreement, the restrictions contained in this Section 6 shall not apply to any (i) Transfer of shares of Common Stock by the Purchaser to or among any of its Affiliates or (ii) Transfer of less than twenty percent (20%) of the Common Stock held by the Purchaser at such time (each a “Permitted Transfer”).

7. Limited Preemptive Right.

(a) If the Company authorizes the issuance or sale of any New Securities to the Purchaser or any Affiliates of Purchaser, the Company shall first offer to sell to Rackable a portion of such stock or securities equal to the quotient determined by dividing (1) the number of shares of Common Stock held by such holder at such time by (2) the total number of shares of Common Stock then issued and outstanding immediately prior to such issuance on and as-if converted or exchanged and fully diluted basis. Rackable shall be entitled to purchase such stock or securities on the same terms as such stock or securities are to be offered to Purchaser or such Affiliates; provided that if the Purchaser is required to also purchase other securities of the Company, Rackable shall also be required to purchase the same strip of securities (on the same terms and conditions) that Purchaser or such Affiliates are required to purchase. Rackable will take all necessary or desirable actions in connection with the consummation of the transactions contemplated by this Section 7 as reasonably requested by the Board, including the execution of all agreements, documents and instruments in connection therewith in the form presented by the Company.

(b) In order to exercise its purchase rights hereunder, Rackable must within 15 days after receipt of written notice from the Company describing the stock or securities being offered, the purchase price thereof, the payment terms and such holder’s percentage allotment deliver a written notice to the Company describing its election hereunder.

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(c) Upon the expiration of the offering period described above, the Company shall be entitled to sell such stock or securities which Rackable has not elected to purchase during the 180 days following such expiration on terms and conditions containing a purchase price to the purchasers thereof not less than 95% than that offered to such holders. Any stock or securities offered or sold by the Company to the Purchaser or such Affiliates after such 180-day period must be reoffered to Rackable pursuant to the terms of this Section.

(d) Notwithstanding anything contained in this Section 7 to the contrary, the Company shall not provide any preemptive rights to Rackable as set forth herein if the issuance of New Securities to the Purchaser or its Affiliates if such funding occurs prior to December 31, 2003 and the Company has deviated in any material respect from the Company’s projections attached hereto as EXHIBIT D.

(e) The provisions contained in this Section 7 shall terminate upon an Approved Sale.

(f) Rackable shall have the right to fully assign all of its rights, privileges and interests in connection with the purchase right granted under this Section 7 to the Founders, and upon such assignment, all of the provisions of this Section 7 shall inure to the benefit of the Founders and their permitted assigns.

8. Indemnification.

(a) Each Founder, jointly and severally, shall indemnify the Company, the Purchaser and each of its and their respective officers, directors, equityholders, employees, successors, and assigns (collectively, the “Indemnified Parties”) and hold each of them harmless, on an as-incurred basis, from and against and pay on behalf of or reimburse such Indemnified Parties in respect of any Loss which any such Indemnified Party may suffer, sustain, or become subject to, as a result of or relating to or arising out of (collectively, “Indemnifiable Damages”):

(i) any breach of any representation, warranty, covenant or agreement made by Rackable or such Founder contained in this Agreement;

(ii) any breach of any of the Founders’ representations or warranties under Sections 2.1, 2.3, 2.4, 2.5, 2.8, 2.15 or 2.26 of the Asset Acquisition Agreement:

(iii) any breach of any of the Founders’ representations or warranties under Sections 2.6, 2.7, 2.10, 2.11, 2.16, 2.18, 2.19, 2.21, 2.23, 2.24, 2.27, 2.28, 2.29 or 2.30 of the Asset Acquisition Agreement;

(iv) any breach of the Founders’ representations and warranties under Sections 2.2, 2.9, 2.12, 2.13, 2.14, 2.17, 2.20, 2.22, or 2.25 of the Asset Acquisition Agreement;

(v) any Retained Liabilities; or

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(vi) any Taxes of the Founders.

If, for any reason, a court of competent jurisdiction holds that this Section 8 is unenforceable, each Founder shall indemnify the Indemnified Parties to the maximum extent permitted by law. The provisions of this Section 8 shall be in addition to, rather than in lieu of, and shall not affect any rights or remedies the Indemnified Parties may have pursuant to law, contract or otherwise.

(b) Notwithstanding anything to the contrary set forth above (but subject at all times to Sections 8(d) and 8(e) below), (i) the total Indemnifiable Damages paid by each Founder in respect of Section 8(a)(iii) or (iv) above shall in no event exceed $2,000,000 (the “Indemnity Cap”) and (ii) the Founders shall only be required to indemnify and hold harmless the Indemnified Parties with respect to 50% of the amount of any Indemnifiable Damages pursuant to Section 8(a)(iv) above unless one of the Founders had Knowledge of such breach of the Founders’ representations and warranties referred to therein, in which case that Founder shall be required to indemnify and hold harmless the Indemnified Parties with respect to 100% of the amount of any Indemnifiable Damages, but in each case subject to the Indemnity Cap with respect to such Founder. For the purposes of determining whether a particular Founder had Knowledge, as such term is used in this Section 8(b), Knowledge shall mean, with respect to a Founder, such Founder’s actual knowledge and awareness. For the purposes of the Indemnity Cap, any and all amounts of Indemnifiable Damages paid by a Founder pursuant to Section 8(a)(iii) or 8(a)(iv) above shall be credited towards the amount of the Indemnity Cap.

(c) The Indemnified Parties further acknowledge and agree that it shall have no right to indemnity pursuant to this Section 8 with respect to any breach by any other Founder of such other Founder’s representations and warranties hereunder or any breach or failure by any other Founder to fully perform his obligations under such other Founder’s respective non-competition agreement, employment or consulting agreement and/or similar agreement, as applicable, and that any cause of action arising as a result of such breach of representation and warranty or failure to perform shall be asserted only in a separate action by the Company against the individual who breached or failed to perform and shall be independent of this Section 8. For the purposes of this Agreement only, each of the representations and warranties made by the Founders in this Agreement or the Asset Acquisition Agreement, the breach of which results in Indemnifiable Damages under this Section 8 shall survive for 18 months following the Closing Date, except that the representations and warranties (i) contained in this Agreement or referred to in Section 8(a)(i) and 8(a)(ii) above shall survive indefinitely and (ii) Section 2.15 of the Asset Acquisition Agreement shall survive for the maximum period under any applicable statute of limitations or any tolling thereof. No claim for the recovery of Indemnifiable Damages arising from a breach of such representations and warranties may be asserted by the Indemnified Party after the applicable period has expired: provided, however, that claims for Indemnifiable Damages first asserted within such period shall not thereafter be barred.

(d) Notwithstanding anything to the contrary contained herein, in the event of any breach of a representation or warranty or covenant by any Party contained herein or in the Asset Acquisition Agreement that is intentional or constitutes fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any Party or on its behalf) and will continue in full force and effect for the period of the

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applicable statute of limitations; and the limitations set forth above shall not apply to any Losses that the Indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

(e) In the event that any claim (“Claim”) is hereafter asserted against or arises with respect to any Indemnified Party as to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall promptly (and in any event within sixty (60) days) after such Indemnified Party has actual knowledge of the existence of any event in respect of which indemnification may be sought from the Founders (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant) notify each of the Founders in writing thereof (the “Claims Notice”); provided, however, that no delay on the part of the Indemnified Party in notifying any of the Founders shall relieve the Founders from any obligation hereunder unless (and then solely to the extent) the Founders thereby are prejudiced by such delay. The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnified Party, and the Founders (whether jointly or severally) may defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnified Party at its own expense and with counsel of its own selection; provided that, prior to and as a condition to defending such claim, the Founders shall first agree to indemnify the Indemnified Party from and against any Indemnifiable Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim (whether or not otherwise required hereunder and with no reservation of rights). If, within a reasonable time after receipt of said notice or at any time thereafter, the Founders shall have failed to either (i) provide reasonably satisfactory evidence to the Indemnified Party of the financial and other wherewithal to defend or (ii) defend vigorously, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Founders. In circumstances where the Founders are defending, except as provided in the preceding sentence, the Indemnified Party shall not compromise or settle the claim or other matter without the prior written consent of all of the Founders receiving the applicable Claims Notice and the Founders shall not compromise or settle the claim or matters without the prior written consent of the Indemnified Party. If the Claim is one that cannot by its nature be defended solely by the Founders, the Indemnified Party shall make available all information and assistance that any Founder may reasonably request; provided that any associated expenses shall be paid by such Founder. All indemnification payments shall be made in United States Dollars.

9. Intentionally Left Blank.

10. Noncompete and Nonsolicitation Provisions.

(a) The parties acknowledge that the Founders are receiving a substantial part of the proceeds being paid by the Company to Rackable pursuant to the Asset Acquisition Agreement and this Agreement (including this Section 10) is being made in connection with (and as a condition to) the purchase and sale of substantially all of the assets of Rackable (and the business of Rackable as an ongoing concern) pursuant to the Asset Acquisition Agreement. In further consideration of purchase price to be paid to Rackable and the Founders by the

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Company pursuant to the Asset Acquisition Agreement), each Founder acknowledges that during his employment with Rackable prior to the date hereof he has become familiar with Rackable’s trade secrets and with other Confidential Information and Work Product concerning Rackable and its Affiliates, including, without limitation, Confidential Information and Work Product, that pursuant to the Asset Acquisition Agreement the Company is purchasing Rackable’s business (including, without limitation, its goodwill, trade secrets and other Confidential Information and Work Product) and the protection of these trade secrets. Confidential Information and Work Product are an integral part of the purchase price for paid by the Company pursuant to the Asset Acquisition Agreement. Therefore, each Founder agrees that during the period beginning on the date hereof and ending on the five (5) year anniversary of such date (the “Noncompete Period”), he shall not, directly or indirectly, either for himself or for any other Person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit his name to be used or in any other manner engage in any business or enterprise which manufactures, designs, produces or sells products which compete with products that the Company or Rackable (or any of its respective Subsidiaries or any of its other Affiliates to which such Founder provided executive services (each Subsidiary and Affiliate, including, without limitation, Rackable, as of the date hereof a “Designated Affiliate”)), on the date hereof, produces or is developing in any country or countries where the Company or any of its Designated Affiliates currently conducts its business (including, without limitation, the sales, development, manufacturing and marketing of its products) as of the date hereof. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include passive ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market or serving on the board of directors of any organization that does not compete with the Company or any of its Designated Affiliates. For the purposes of this Agreement, Rackable is acknowledged to be the predecessor of the Company and Rackable and its Designated Affiliates shall be deemed to be Designated Affiliates of the Company. Each Founder agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(b) In addition, each Founder agrees that during the Noncompete Period, he shall not directly (or indirectly through another entity):

(i) induce or attempt to induce any employee of the Company or any Designated Affiliate to leave the employ of the Company or such Designated Affiliate,

(ii) hire or employ any person who was an employee of the Company or any Designated Affiliate at any time during the Noncompete Period, provided that such restriction shall not apply to any person who was not an employee of the Company or a Designated Affiliate for a twelve-month period prior to the making of such offer to hire,

(iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation or prospective client of the Company or any Designated Affiliate with respect to products and/or services that are or have been provided by the Company or such Designated Affiliate or which the Company or any Designated Affiliate is currently in the process of developing or

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(iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any of its Designated Affiliates to cease doing business with the Company or such Designated Affiliate.

(c) Each Founder further acknowledges that the scope of the business of the Company and its Designated Affiliates is independent of location (such that it is not practical to limit the restrictions contained in this Section 10 to a specified county, city, or part thereof) and that, therefore, as a senior executive of the Company or one of its Designated Affiliates, such Founder had direct or indirect responsibility, oversight or duties with respect to all of the businesses of the Company and its Designated Affiliates and its and their employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in this Section 10 are reasonable in all respects and necessary to protect the goodwill and Confidential Information and Work Product of the Company and its Designated Affiliates and that, without such protection, the Company’s and its Designated Affiliates’ customer and client relations and competitive advantage would be materially adversely effected. It is specifically recognized by each Founder that each of their services to the Company and its Designated Affiliates are special, unique, and of extraordinary value, that the Company and its Subsidiaries have a protectable interest in prohibiting such Founder as provided in this Section 10, that such Founder’s significantly responsible for the growth and development of the Company and its Designated Affiliates and the creation and preservation of their goodwill, and that money damages are insufficient to protect such interests, that such prohibitions would be necessary and appropriate without regard to payments being made to such Founder hereunder, and that the Company would not enter into the Asset Acquisition Agreement with Rackable without the restrictions contained in this Section 10. Each Founder further acknowledges that the restrictions contained in this Section 10 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which each of the Company and its Designated Affiliates conduct their business and do not deprive any Founder of his livelihood. Each Founder agrees that the covenants made in Section 10(a) and Section 10(b) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement. If, at the time of enforcement of Section 10 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that, whenever possible, each provision of this Section 10 shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Section 10 is held to be invalid, illegal or unenforceable in any respect under any applicable law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the parties intent of such provision to the maximum extent permitted by applicable law. Because the Founders’ services are unique and because each Founder has had access to Confidential Information and Work Product, and for the other reasons set forth herein, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of any of Section 10 of this Agreement that is continuing,

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the Company, its successors or assigns and any third-party beneficiary to this Agreement may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by a Founder of Section 10, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Each Founder agrees that the restrictions contained in this Section 10 are reasonable. The enforceability and scope of this Agreement shall not be limited on the ground that the termination of a Founder’s employment was initiated by the Company.

(d) Notwithstanding the foregoing, nothing contained in this Section 10 shall be deemed to prohibit one or more of the Founders from working together on a business that is unrelated to the businesses or prospective businesses of the Company or its Designated Affiliates, so long as prior to conducting any such business the applicable Founders give written notice to the Company with a description of such activities and the Company and such Founders agree (in good faith) that such business is unrelated.

(e) In furtherance of the foregoing provisions contained in this Section 10, if during the Noncompete Period, the Founder desires to accept employment with another Person (other than the Company or any of its Subsidiaries or Affiliates) (the “New Employer”), if the Executive reasonably believes that the New Employer is in a line of business similar to the business conducted by the Company at such time, and otherwise within fifteen (15) days after the commencement of such new employment, the Founder shall:

(i) provide to the Company written notice to such fact, which shall list (1) the name, address and telephone and facsimile numbers of the New Employer, (2) the nature and description of the New Employers business, (3) the nature and description of the Founder’s duties and post to be held by the Founder with the New Employer, and (4) the commencing date of such new employment; and

(ii) inform the New Employer (with a copy of such notice to the Company) of any and all obligations of the Founder under this Agreement and any other obligations that the Founder has to the Company pursuant to any other agreement, including, but not limited to, the Founder’s Employment Agreement and the Employee Proprietary Information and Invention Agreement.

(f) The Founders agree that the Company shall have the right at all times to notify any New Employer (at the Company’s sole discretion) of the existence of this Agreement, its terms and the Founder’s obligations hereunder, as well as the existence of any other agreement entered into by the Founder and the Company that imposes certain obligations to the Founder after termination of employment with the Company.

11. Stockholders Voting Agreement. Concurrently with the execution of this Agreement, the Founders, the Company, Rackable and the Purchaser shall execute a Stockholder Voting Agreement in substantially the form of EXHIBIT B attached hereto and incorporated herein by reference.

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12. Director and Officer Indemnification. Without the prior written consent of each of the Founders then serving as an officer and/or director of the Company, the Company will not adopt any changes or amendments to its charter and bylaws provisions reducing the level of indemnification provided to its officers and directors.

13. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by facsimile (answerback confirmed) or sent by reputable overnight courier service, if to the Founders, at the respective addresses set forth on EXHIBIT A hereto, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail. Any notice to the Company shall be delivered to the Company at the following address:

Rackable Corporation

721 Charcot Avenue

San Jose, CA 95131

Facsimile: (408) 321-0293

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice hereunder):

Parthenon Capital

200 State Street

8th Floor

Boston, MA 02109

Facsimile: (617) 478-7010

Attention: Will Kessinger

    Brian Golson

Kirkland & Ellis

200 East Randolph Drive

Chicago, IL 60601

Attention: Jeffrey Seifman

Facsimile: (312) 861-2200

Any notice to Rackable shall be delivered to Rackable at the following address:

GNJ, Inc. (f/k/a Rackable Systems, Inc.)

721 Charcot Ave.

San Jose, CA 95131

Facsimile: (408) 321-0293

Attention: Jack Randall

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with a copy to (which shall not constitute notice hereunder):

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

Facsimile: 650-494-0792

Attention: Paul L. “Chip” Lion

14. Delivery of Financial Statements; Inspection Rights and Observation Rights.

(a) The Company shall deliver to each Founder holding (directly or indirectly through his interest in Rackable) at least fifty percent (50%) of the shares of Common Stock held on the date hereof (subject to appropriate adjustment for any Recapitalization):

(i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing and selected by the Company; and

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

(b) The Company shall permit Founders holding (directly or indirectly through his interest in Rackable) at least fifty percent (50%) of the shares of Common Stock held on the date hereof (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations after the date hereof (collectively, a “Recapitalization”)) to examine the Company’s books of account and records and to discuss the Company’s finances and accounts with its officers all at such reasonable times as may be requested by the Founder.

(c) As long as a Founder (i) owns (directly or indirectly through his interest in Rackable) not less than fifty percent (50%) of the shares of Common Stock held on the date hereof (subject to appropriate adjustment for any Recapitalization) and (ii) has not been terminated by the Company for Cause, the Company shall invite such Founder to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such Founder copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such Founder shall agree to hold in confidence and trust all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such Founder from any meeting or portion thereof if access to such information or attendance at such meeting (i) could adversely affect the attorney-client privilege between the Company and its counsel or (ii) could result in disclosure of trade secrets to such Founder that are not otherwise subject to a nondisclosure or similar agreement.

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(d) Notwithstanding anything contained in this Section 14 to the contrary, the Company shall not be obligated to provide a Founder with any of the financial statements, inspection rights, information or observation rights referred to herein unless such Founder first signs a nondisclosure agreement reasonably acceptable to the Company prior to the disclosure of any information. In addition, notwithstanding anything contained in this Section 14 to the contrary, the Company shall not be obligated to provide a Founder with any of the financial statements, inspection rights, information or observation rights referred to herein if, (i) in the good faith determination of the Board, determines it would not be in the best interest of the Company (e.g., due to such Founder’s employment with an entity that could be deemed a competitor or because it could expose the Company to material Loss) or (ii) such Founder has taken any action described in Section 10 (other than Section 10(e) or 10(g)) hereof or failed to give any notice required in Section 10 (provided that, solely for the purposes of this Section 14(d), the Founder shall be given twenty (20) days to cure following notice thereof).

15. General Provisions.

(a) Certain Definitions.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Cause” shall mean (i) the commission of a felony or other crime, in each case involving moral turpitude, (ii) the commission of any other act or omission involving fraud with respect to the Company or any of its Affiliates or any of their directors, stockholders, partners or members, (iii) any act or omission involving dishonesty against, with respect to, or relating to the Company having an adverse effect on the Company or any of its Affiliates or any of their directors, stockholders, partners or members, (iv) gross negligence with respect to the Company or any of its Subsidiaries, (v) willful misconduct with respect to the Company or any of its Subsidiaries, (vi) non-satisfactory performance of such Founder’s specific duties and obligations to the Company as delegated to such Founder by the Board (and the performance of which is within such Founder’s control and capacities) in the good faith determination of the Board, or (vii) any other breach of this Agreement or Founder’s Employment Agreement dated as of the date hereof (the “Founder’s Employment Agreement”) or the Employee Proprietary Information and Inventions Agreement, or any other agreement between such Founder and the Company or any of its Affiliates (but excluding those Transaction Documents not specifically referenced in this definition); provided that it shall only be deemed “Cause” pursuant to clauses (iv), (vi) or (vii) if such Founder is given notice and fails to cure within thirty (30) days.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Confidential Information” shall mean the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical or business information) disclosed or otherwise revealed to such

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Founder, or discovered or otherwise obtained by such Founder, directly or indirectly, while employed by Rackable, the Company or its Subsidiaries concerning the business or affairs of Rackable, the Company or any of its Affiliates. Confidential Information shall not include information which now or hereinafter becomes known to the public through no fault (directly or indirectly) of such Founder.

“Fair Market Value” means the fair value of such Founder Shares determined in good faith by the Board based on such factors as the members thereof, in the exercise of their judgment, consider relevant.

“Founder Shares” means (i) any capital stock of the Company owned, purchased or otherwise acquired by Rackable or any Founder (including, without limitation, the Common Stock) whether on, before or after the date hereof, (ii) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Company, whether or not then exercisable or convertible, (iii) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the Company, whether or not then convertible or exchangeable, and (iv) any capital stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (i) through (iii) above, and (v) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) through (iv) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization. Founder Shares shall continue to be Founder Shares following any Transfer thereof (other than to the Company or the Purchaser).

“Good Reason” shall have the same meaning as it has in the Founder’s Employment Agreement; provided however, that termination of employment for Good Reason shall also include termination by reason of disability and death.

“Governmental Authority” means any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and also includes any authority having governmental or quasi-governmental powers.

“Law” means all laws, statutes, ordinances and regulations of any Governmental Authority including all decisions of Courts having the effect of law.

“Liability” means, with respect to any Person, any liability, obligation, debt, deficiency, tax, penalty, claim, charge, investigation, complaint, cause of action or other loss, cost or expense of any kind or nature of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against such Person, any of its subsidiaries or any Affiliate, any filing or agreement to file a financing

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statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to such Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or in equity, before or by any Court or Governmental Authority.

“Loss” means, with respect to any Person, any damage, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

“New Securities” shall mean (i) any Common Stock or other capital stock of the Company, whether now authorized or not, and (ii) rights, options or warrants to purchase securities described in clause (i) above and (iii) securities of any type whatsoever which are, or may become, convertible into securities described in clauses (i) or (ii) above; provided, however, that the term “New Securities” does not include: (i) securities issued pursuant to the Securities Purchase Agreement (including, without limitation, pursuant to Section 1.4 thereof); (ii) securities offered to the public pursuant to a registration statement filed by the Company (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon conversion of such securities); and (iii) securities issued as a result of any stock split, stock dividend, capital reorganization, recapitalization, or reclassification of the Company’s Common Stock, distributable on a pro rata basis to all holders of the Company’s Common Stock.

“Nominal Cost” means $0.001 per share.

“Permitted Transferee” shall mean, with respect to each Founder, such Founder’s spouse, the siblings, ancestors and descendants (whether natural or adopted) of such Founder or Founder’s spouse, the spouses, ancestors or descendants of such siblings, any trust for the benefit of the Founder or any of the foregoing (each of the foregoing, a “Founder Family Member”); an entity in which all of the equity interest is owned, individually or collectively, by the Founder or Founder Family Members; and each of the other Founders, provided that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement (including, without limitation, Sections 4 and 5 hereof).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

22.

“Public Sale” means any sale of securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar provision then in force).

“Retained Liabilities” shall have the meaning ascribed to it in the Asset Acquisition Agreement.

“Sale of the Company” means (i) a sale of all or substantially all of the consolidated assets of the Company to any Person or (ii) the transfer or other disposition to any Person or group of Persons (as the term “group” is defined in the Securities Exchange Act of 1934) (other than Parthenon or any affiliate thereof) of outstanding equity securities (whether by sale, issuance, merger, consolidation, reorganization, combination or otherwise) of the Company such that after giving effect to such transfer, Purchaser no longer owns or controls the right to elect at least a majority of the members of the Board.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company, the Purchaser and the other parties thereto.

“Work Product” shall mean any and all inventions, innovations, improvements, original works of authorship, developments, concepts, methods, trade secrets, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or registrable under copyright or similar laws) which are solely or jointly conceived, developed, made or reduced to practice, or caused to be conceived, developed, made or reduced to practice, by such Founder while employed by Rackable, the Company or any of its Affiliates.

(b) Consent. Each Founder hereby consents to all of the transactions contemplated by the Asset Acquisition Agreement.

(c) Unassigned Contracts. Each of the Founders shall comply with, assist Rackable with respect to, and take all actions reasonably necessary to insure that Rackable complies with and takes all actions required pursuant to the provisions of Section 9.20 of the Asset Acquisition Agreement.

(d) Acknowledgement. Each of Rackable, the Company and the Founder acknowledge that the Purchaser has retained Kirkland & Ellis to act as their counsel and representative in connection with the transactions contemplated hereby and by the other Documents and that Kirkland & Ellis has not acted as counsel or representative for Rackable, the Company or any Founder in connection with the transactions contemplated hereby or contemplated by the other Documents and that neither Rackable, the Company nor any of the Founders has the status of a client of Kirkland & Ellis for conflict of interest or any other purposes as a result thereof. Purchaser acknowledges that Rackable, the Company and the Founders have retained Morrison & Foerster LLP to act as their counsel and representative in connection with the transactions contemplated hereby and by the other Documents.

(e) Survival of Representations and Warranties. Subject to the limitations under Section 8, all representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Person.

23.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(g) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(h) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(i) Offset. Whenever the Company or the Purchaser is to pay any sum to Rackable or any Founder or any Affiliate or related person thereof, any amounts that such Person or such Affiliate or related person owes to the Company or the Purchaser may be deducted from that sum before payment.

(j) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Rackable, the Founders, the Purchaser, the Company and their respective successors and assigns (including subsequent holders of Founder Shares); provided that the rights and obligations of Rackable and the Founders under this Agreement shall not be assignable except in connection with a Permitted Transfer pursuant to Section 4 hereof and except as permitted under Section 7 hereof.

(k) Choice of Law and Jurisdiction. The construction, validity, enforcement and interpretation of this agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(l) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

24.

(m) Remedies. Each of the parties to this Agreement, and the Purchaser, will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party, and the Purchaser, may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or present any violations of the provisions of this Agreement.

(n) Amendment and Waiver. Any amendment or waiver of the provisions of this Agreement shall not be effective against any party without the prior written consent of such party.

(o) Further Assurances. Rackable and each Founder shall execute and deliver such further instruments, documents and agreements, and take such additional action as the Company or the Purchaser may reasonably request to achieve or further the purposes of this Agreement.

(p) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(q) Delivery by Facsimile. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * *

25.

IN WITNESS WHEREOF, the parties hereto have executed this Founders Repurchase and Rights Agreement on the date first above written.

COMPANY:

RACKABLE CORPORATION

By:	/s/ Tom Barton
Its:	CEO

RACKABLE:

RACKABLE SYSTEMS, INC.

By:	/s/ Jack Randall
Its:	Secretary

PURCHASER:

RACKABLE INVESTMENT LLC

By:	/s/ William C. Kessinger
Its:

FOUNDERS:

/s/ Giovanni Coglitore
GIOVANNI COGLITORE

/s/ Nikolai Gallo
NIKOLAI GALLO

/s/ Jack Randall
JACK RANDALL

26.

EXHIBIT A

Founders and Rackable

NAME AND ADDRESS	COMPANY OWNERSHIP POST-TRANSACTION
GNJ, Inc. (f/k/a Rackable Systems, Inc.) 721 Charcot Ave. San Jose, CA 95131 Attention: Jack Randall	7,175,004

Giovanni Coglitore 13262 Via Blanc Ct. Saratoga, CA 95070	—

Nikolai Gallo 1310 Cotton Street Menlo Park, CA 94025	—

Jack Randall 245 Quail Hollow Road Felton, CA 95018	—

Total	7,175,004

EXHIBIT B

Form of Stockholder Voting Agreement

EXHIBIT C

Irrevocable Proxy

This proxy and powers (this “Proxy”) is granted entered into as of             , 200    , by and among the undersigned and RACKABLE INVESTMENT LLC, a Delaware limited liability company (the “Purchaser”).

Reference is made to that certain Founders Rights and Repurchase Agreement (the “Founders Agreement”), dated as of December     , 2002, by and among Rackable Systems, Inc., a Delaware corporation (the “Rackable”), Rackable Corporation, a Delaware corporation (the “Company”) and certain stockholders of the Company. Terms used herein and not otherwise defined herein shall have the meaning given such terms in the Founders Agreement.

Pursuant to Section 2(c) of the Founders Agreement, the undersigned, hereby appoints the Purchaser as his or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his or its Founder Shares and other voting securities of the Company in any manner as the Purchaser may desire. The Purchaser may exercise the irrevocable proxy granted to it hereunder at any time following the date hereof. This proxy and powers granted hereby are coupled with an interest and given as consideration set forth in the Founder Agreement. Such proxy and powers shall be irrevocable and shall survive the death, incompetency, disability or bankruptcy the undersigned and the subsequent holders of his Founder Shares. The undersigned (or any subsequent holder of such Founders Shares) shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Proxy.

This Proxy may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. The construction, validity, interpretation and enforcement of this Proxy shall be governed by the internal law, and not the law of conflicts (whether of the State of Delaware or of any jurisdiction), of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereto has executed this Proxy on the date first above written.

Founder / Rackable

Acknowledged and Accepted as of the date first above written:

RACKABLE INVESTMENT LLC

By:
Name:
Its:

RACKABLE CORPORATION

By:
Name:
Its:

EXHIBIT D

Company Projections

RACKABLE, INC.

12 MONTH FORECAST

CONSERVATIVE PLAN

QUARTERLY SUMMARY

	Q1 03	Q2 03	Q3 03		Q4 03		CY 2003
INCOME STATEMENT REVENUE
Product Revenue	$8,000,001	$9,999,999		$12,000,000		$15,000,000		$45,000,000
Other Revenue

TOTAL REVENUE	$8,000,001	$9,999,999		$12,000,000		$15,000,000		$45,000,000

COST OF SALES
Materials	$6,013,334	$7,541,666		$9,080,000		$11,387,500		$34,022,500
Overhead-Support, Mfct.	$407,523	$402,523		$402,523		$402,523		$1,615,091

TOTAL COST OF SALES	$6,420,857	$7,944,189		$9,482,523		$11,790,023		$35,637,591

GROSS PROFIT	$1,579,144	$2,055,810		$2,517,477		$3,209,977		$9,362,409

OPERATING EXPENSES
R&D	$142,365	$148,922		$148,922		$148,922		$589,130
S7M	$846,700	$778,509		$790,947		$888,751		$3,304,907
G&A	$421,333	$401,333		$431,333		$521,333		$1,775,330
Overhead	$—	$—	$		$		$

TOTAL EXPENSES	$1,410,397	$1,328,763		$1,371,201		$1,559,005		$5,669,366

OPERATING INCOME	$168,747	$727,047		$1,146,277		$1,650,972		$3,693,043
Interest Income (Expense)	$—	$—		$—		$—		$—

PRE-TAX INCOME	$168,747	$727,047		$1,146,277		$1,650,972		$3,693,043

Income Taxes	$67,499	$290,819		$458,511		$660,389		$1,477,217

NET INCOME	$101,248	$436,228		$687,766		$990,583		$2,215,826